UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

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PerkinElmer, Inc.

940 Winter Street

Waltham, Massachusetts 02451

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 28, 2020.

The following Notice of Change of Location relates to the proxy statement (the “Proxy Statement”) of PerkinElmer, Inc. (the “Company”), dated March 11, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 28, 2020. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 14, 2020. A copy of the related press release issued by the Company is also attached.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NOTICE OF CHANGE OF LOCATION

OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2020

To the Shareholders of PERKINELMER, INC:

Due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, NOTICE IS HEREBY GIVEN that the location of the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”) has been changed. As previously announced, the Annual Meeting will be held on Tuesday, April 28, 2020 at 8:00 a.m., Eastern Time. In light of public health concerns regarding the coronavirus pandemic, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on February 28, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/PKI2020, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may ask questions and vote during the Annual Meeting and access the list of shareholders entitled to vote at the meeting by following the instructions available on the meeting website during the meeting. Technical assistance will be provided during the meeting. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

By Order of the Board of Directors,

/s/ Joel S. Goldberg
Joel S. Goldberg

Senior Vice President, Administration, General Counsel and Secretary

April 14, 2020

The Annual Meeting on April 28, 2020 at 8:00 a.m. Eastern Time is available at www.virtualshareholdermeeting.com/PKI2020. The proxy statement and Annual Report are available on our Investor Relations website at https://ir.perkinelmer.com/financial-information. Additionally, you may access our proxy materials at www.proxyvote.com.

Notice of Change of Location of Annual Meeting of Shareholders of PerkinElmer to Be

Held on April 28, 2020

WALTHAM, Mass. – April 14, 2020 – PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, gave notice today that in response to continued public health restrictions on in-person gatherings given the coronavirus/COVID-19 pandemic, the Board of Directors of PerkinElmer has determined to change the format of the company’s Annual Meeting of Shareholders scheduled for Tuesday, April 28, 2020, at 8:00 a.m. EST from in-person to virtual-only. The meeting will be webcast and can be accessed by stockholders at www.virtualshareholdermeeting.com/PKI2020 using the 16-digit control number on their proxy card, voting instruction form or Notice of Internet Availability. The company has designed the format of the Annual Meeting to ensure that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation. For additional information regarding accessing and participating in the virtual meeting, please refer to the company’s supplemental proxy materials filed with the Securities and Exchange Commission on April 14, 2020.

As described in the proxy materials for the Annual Meeting, shareholders are entitled to virtually attend and vote at the Annual Meeting only if they held shares as of the close of business on February 28, 2020, the record date designated by the Board for the meeting. Shareholders can continue to vote their shares until 11:59 p.m. Eastern Time on April 27, 2020 at www.proxyvote.com and will be able to access the virtual meeting from the voting website using the 16-digit control number on the proxy card, voting instruction form or notice that was previously mailed or made available to them.

About PerkinElmer

PerkinElmer enables scientists, researchers and clinicians to address their most critical challenges across science and healthcare. With a mission focused on innovating for a healthier world, we deliver unique solutions to serve the diagnostics, life sciences, food and applied markets. We strategically partner with customers to enable earlier and more accurate insights supported by deep market knowledge and technical expertise. Our dedicated team of about 13,000 employees worldwide is passionate about helping customers work to create healthier families, improve the quality of life, and sustain the wellbeing and longevity of people globally. The Company reported revenue of approximately $2.9 billion in 2019, serves customers in 190 countries, and is a component of the S&P 500 index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

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Contacts:

Media Relations:

Brian Willinsky

(781) 663-5728

brian.willinsky@perkinelmer.com

Investor Relations:

Bryan Kipp

(781) 663-5583

bryan.kipp@perkinelmer.com